Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235

TYSON CONTINUES STRONG EARNINGS TREND
AS FIRST QUARTER EARNINGS INCREASE 47% TO $0.72

Springdale, Arkansas – January 31, 2014 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	First Quarter
	2014	2013
Sales	$8,761	$8,366
Operating Income	412	304

Income from Continuing Operations	252	172
Loss from Discontinued Operation, Net of Tax	—	(4)
Net Income	252	168
Less: Net Loss Attributable to Noncontrolling Interests	(2)	(5)
Net Income Attributable to Tyson	$254	$173

Net Income Per Share from Continuing Operations Attributable to Tyson	$0.72	$0.49

Net Income Per Share Attributable to Tyson	$0.72	$0.48

First Quarter Highlights

•	EPS up 47% to $0.72 compared to $0.49 in first quarter of prior year

•	Sales of $8.8 billion, an increase of 4.7% over first quarter of prior year

•	Operating income increased 36% to $412 million

•	Overall operating margin was 4.7%

◦	Record Chicken segment operating income of $225 million

▪	7.5% operating margin

◦	Pork segment operating income of $121 million

▪	8.5% operating margin

•	Repurchased 4.6 million shares for $150 million

•	Liquidity totaled $1.8 billion at December 28, 2013

“I’m very pleased with our strong first quarter results, and I’m confident in my expectations for the full year,” said Donnie Smith, president and CEO of Tyson Foods. “We’re growing sales and earnings and executing our strategy - including making our third prepared foods acquisition in less than a year - while reinvesting in our existing businesses and buying back shares.

“We’re in a position any company wants to be in, which is being able to make deliberate, long-term decisions to create shareholder value” Smith said. “But we’re maintaining our sense of urgency, our flexibility and our opportunistic mindset. We're generating momentum that will take us into 2015, 2016 and beyond.”

Segment Performance Review (in millions)

Sales
(for the first quarter ended December 28, 2013, and December 29, 2012)
	First Quarter
			Volume	Avg. Price
	2014	2013	Change	Change
Chicken	$2,981	$2,920	3.6%	(1.4)%
Beef	3,734	3,485	4.1%	2.9%
Pork	1,424	1,363	(2.1)%	6.7%
Prepared Foods	907	841	3.5%	4.2%
Other	—	20	n/a	n/a
Intersegment Sales	(285)	(263)	n/a	n/a
Total	$8,761	$8,366	2.5%	2.4%

Operating Income (Loss)
(for the first quarter ended December 28, 2013, and December 29, 2012)
	First Quarter
			Operating Margin
	2014	2013	2014	2013
Chicken	$225	$111	7.5%	3.8%
Beef	58	46	1.6%	1.3%
Pork	121	125	8.5%	9.2%
Prepared Foods	16	33	1.8%	3.9%
Other	(8)	(11)	n/a	n/a
Total	$412	$304	4.7%	3.6%
First quarter of fiscal 2013 reflects a discontinued operation which was part of our Chicken segment.

•
Chicken - Sales volumes grew due to increased international production and mix of rendered product sales. The decrease in average sales price was primarily due to lower feed ingredient costs and volatile markets in our international operations, partially offset by mix changes. Operating income was positively impacted by increased sales volume, operational improvements and lower feed ingredient costs of $170 million. These increases were partially offset by losses of approximately $28 million in our international operations and decreased average sales price.

•
Beef - Sales volumes increased due to better demand for our beef products. Average sales price increased due to lower domestic availability of fed cattle supplies, which drove up livestock costs. Operating income increased due to improved operational execution, less volatile live cattle markets and improved export markets, partially offset by increased operating costs.

•
Pork - Sales volumes decreased as a result of balancing our supply with customer demand and reduced exports. Average sales price increased primarily due to mix changes and lower total hog supplies, which resulted in higher input costs. While reduced compared to prior year, operating income remained strong despite brief periods of imbalance in industry supply and customer demand. We were able to maintain strong operating margins by maximizing our revenues relative to live hog markets, partially due to operational and mix performance.

•
Prepared Foods - Sales volumes increased as a result of improved demand for our prepared foods products and incremental volumes from the purchase of two businesses later in fiscal 2013. Average sales price grew due to better product mix and price increases associated with higher input costs. Operating income decreased, despite increases in sales volumes and average sales price, as a result of higher raw material and other input costs of approximately $40 million and additional costs incurred as we invested in our lunchmeat business and growth platforms. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through pricing. However, there is a lag time for price increases to take effect.

Outlook
In fiscal 2014, we expect overall domestic protein production (chicken, beef, pork and turkey) to increase approximately 1% from fiscal 2013 levels. Grain supplies are expected to increase in fiscal 2014, which should result in lower input costs. The following is a summary of the fiscal 2014 outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, debt and liquidity and share repurchases:

•
Chicken – We expect domestic chicken production to increase around 3% in fiscal 2014 compared to fiscal 2013. Based on current futures prices, we expect lower feed costs in fiscal 2014 compared to fiscal 2013 of approximately $600 million. Many of our sales contracts are formula based or shorter-term in nature, but there may be a lag time for price changes to take effect. Due to the relative value of chicken compared to other proteins, we believe demand will remain strong in fiscal 2014. We believe our Chicken segment will be in or above its normalized range of 5.0%-7.0% for fiscal 2014.

•
Beef – We expect to see a reduction of industry fed cattle supplies of 2-3% in fiscal 2014 as compared to fiscal 2013. Although we generally expect adequate supplies in regions we operate our plants, there may be periods of imbalance of fed cattle supply and demand. For fiscal 2014, we believe our Beef segment's profitability will be similar to fiscal 2013, but could be below its normalized range of 2.5%-4.5%.

•
Pork – We expect industry hog supplies to decrease around 3% in fiscal 2014 compared to fiscal 2013, offset by increased average live weights. For fiscal 2014, we believe our Pork segment will be in its normalized range of 6.0%-8.0%.

•
Prepared Foods – We expect operational improvements and pricing to offset increased raw material costs. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through increased pricing. As we continue to invest heavily in our growth platforms, we believe our Prepared Foods segment could be slightly below its normalized range of 4.0%-6.0% for fiscal 2014.

•
Sales – We expect fiscal 2014 sales to approximate $36 billion as we continue to execute our strategy of accelerating growth in domestic value-added chicken sales, prepared food sales and international chicken production.

•	Capital Expenditures – We expect fiscal 2014 capital expenditures to approximate $700 million.

•	Net Interest Expense – We expect net interest expense will approximate $100 million for fiscal 2014.

•	Debt and Liquidity – We expect total liquidity, which was $1.8 billion at December 28, 2013, to be well above our goal to maintain liquidity in excess of $1.2 billion.

•
Share Repurchases – We expect to continue repurchasing shares under our share repurchase program. As of December 28, 2013, 9.6 million shares remained authorized for repurchases. On January 30, 2014, our Board of Directors approved an increase of 25 million shares authorized for repurchase under our share repurchase program. The timing and extent to which we repurchase shares will depend upon, among other things, our working capital needs, market conditions, liquidity targets, our debt obligations and regulatory requirements.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	December 28, 2013	December 29, 2012
Sales	$8,761	$8,366
Cost of Sales	8,076	7,827
Gross Profit	685	539

Selling, General and Administrative	273	235
Operating Income	412	304
Other (Income) Expense:
Interest income	(2)	(1)
Interest expense	28	37
Other, net	3	—
Total Other (Income) Expense	29	36
Income from Continuing Operations before Income Taxes	383	268
Income Tax Expense	131	96
Income from Continuing Operations	252	172
Loss from Discontinued Operation, Net of Tax	—	(4)
Net Income	252	168
Less: Net Loss Attributable to Noncontrolling Interests	(2)	(5)
Net Income Attributable to Tyson	$254	$173
Amounts attributable to Tyson:
Net Income from Continuing Operations	254	177
Net Loss from Discontinued Operation	—	(4)
Net Income Attributable to Tyson	$254	$173
Weighted Average Shares Outstanding:
Class A Basic	271	285
Class B Basic	70	70
Diluted	354	362
Net Income Per Share from Continuing Operations Attributable to Tyson:
Class A Basic	$0.76	$0.51
Class B Basic	$0.68	$0.46
Diluted	$0.72	$0.49
Net Loss Per Share from Discontinued Operation Attributable to Tyson:
Class A Basic	$—	$(0.01)
Class B Basic	$—	$(0.01)
Diluted	$—	$(0.01)
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.76	$0.50
Class B Basic	$0.68	$0.45
Diluted	$0.72	$0.48
Dividends Declared Per Share:
Class A	$0.100	$0.160
Class B	$0.090	$0.144

Sales Growth	4.7%
Margins: (Percent of Sales)
Gross Profit	7.8%	6.4%
Operating Income	4.7%	3.6%
Income from Continuing Operations	2.9%	2.1%
Effective Tax Rate for Continuing Operations	34.3%	35.8%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	December 28, 2013	September 28, 2013
Assets
Current Assets:
Cash and cash equivalents	$825	$1,145
Accounts receivable, net	1,497	1,497
Inventories	2,778	2,817
Other current assets	130	145
Total Current Assets	5,230	5,604
Net Property, Plant and Equipment	4,072	4,053
Goodwill	1,907	1,902
Intangible Assets	133	138
Other Assets	502	480
Total Assets	$11,844	$12,177

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$52	$513
Accounts payable	1,477	1,359
Other current liabilities	1,077	1,138
Total Current Liabilities	2,606	3,010
Long-Term Debt	1,890	1,895
Deferred Income Taxes	450	479
Other Liabilities	582	560

Total Tyson Shareholders’ Equity	6,285	6,201
Noncontrolling Interests	31	32
Total Shareholders’ Equity	6,316	6,233

Total Liabilities and Shareholders’ Equity	$11,844	$12,177

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	December 28, 2013	December 29, 2012
Cash Flows From Operating Activities:
Net income	$252	$168
Depreciation and amortization	127	130
Deferred income taxes	(15)	(9)
Convertible debt discount	(92)	—
Other, net	22	23
Net changes in working capital	67	(122)
Cash Provided by Operating Activities	361	190

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(140)	(157)
Purchases of marketable securities	(10)	(7)
Proceeds from sale of marketable securities	9	8
Other, net	(3)	4
Cash Used for Investing Activities	(144)	(152)

Cash Flows From Financing Activities:
Payments on debt	(379)	(35)
Net proceeds from borrowings	6	24
Purchases of Tyson Class A common stock	(159)	(115)
Dividends	(25)	(53)
Stock options exercised	12	19
Other, net	5	2
Cash Used for Financing Activities	(540)	(158)

Effect of Exchange Rate Changes on Cash	3	—

Decrease in Cash and Cash Equivalents	(320)	(120)
Cash and Cash Equivalents at Beginning of Year	1,145	1,071
Cash and Cash Equivalents at End of Period	$825	$951

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Three Months Ended		Fiscal Year Ended	Twelve Months Ended
	December 28, 2013	December 29, 2012	September 28, 2013	December 28, 2013

Net income	$252	$168	$778	$862
Less: Interest income	(2)	(1)	(7)	(8)
Add: Interest expense	28	37	145	136
Add: Income tax expense (a)	131	96	409	444
Add: Depreciation	120	119	474	475
Add: Amortization (b)	4	4	17	17
EBITDA	$533	$423	$1,816	$1,926

Total gross debt			$2,408	$1,942
Less: Cash and cash equivalents			(1,145)	(825)
Less: Short-term investments			(1)	(1)
Total net debt			$1,262	$1,116

Ratio Calculations:
Gross debt/EBITDA			1.3x	1.0x
Net debt/EBITDA			0.7x	0.6x

(a)	Includes income tax expense of discontinued operation.

(b)
Excludes the amortization of debt discount expense of $3 million and $7 million for the 3 months ended December 28, 2013, and December 29, 2012, respectively, and $28 million for the fiscal year ended September 28, 2013, as it is included in Interest expense.

EBITDA represents net income, net of interest, income tax and depreciation and amortization. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe the presentation of this financial measure helps investors to assess our operating performance from period to period and enhances understanding of our financial performance and highlights operational trends. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. However, the measurement of EBITDA may not be comparable to those of other companies in our industry, which limits its usefulness as a comparative measure. EBITDA is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

Tyson Foods, Inc., with headquarters in Springdale, Arkansas, is one of the world's largest processors and marketers of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The Company was founded in 1935 by John W. Tyson, whose family has continued to be involved with son Don Tyson leading the company for many years and grandson John H. Tyson serving as the current Chairman of the Board of Directors. Tyson Foods produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. The Company provides products and services to customers throughout the United States and approximately 130 countries. It has approximately 115,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The Company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Friday, January 31, 2014. To listen live via telephone, call 888-455-8283. International callers dial 1-210-839-8865. The pass code "Tyson Foods" will be required to join the call. If you are unable to listen to the live webcast, it will be archived for one year at http://ir.tyson.com. A telephone replay will be available through February 28, 2014, at 800-839-2338. International callers may access the replay at 1-203-369-3673. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our September 28, 2013 , Annual Report filed on Form 10-K.